Exhibit 99.2

                    Pacific Energy Partners, L.P. Announces
                      Sale of an Additional 682,500 Units


    LONG BEACH, Calif.--(BUSINESS WIRE)--Sept. 15, 2005--Pacific Energy Partners, L.P. (NYSE:PPX) announced today that Lehman Brothers Inc., Citigroup Global Markets Inc., UBS Securities LLC, Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., RBC Capital Markets Corporation, Raymond James & Associates, Inc. and KeyBanc Capital Markets, a division of McDonald Investments Inc. have exercised their option to purchase an additional 682,500 common units in connection with Pacific Energy's recent equity offering. Lehman Brothers Inc. and Citigroup Global Markets, Inc acted as joint book-running managers of the offering. The common units will be sold to the underwriters at the public offering price of $32.00 per unit, less the underwriting discount.
    A copy of the prospectus supplement and related base prospectus related to this offering may be obtained from Lehman Brothers Inc. c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11714, (631) 254-7106, e-mail: monica_castillo@adp.com, or send a fax to (631) 254-7268 and from Citigroup Prospectus Department, 140 58th Street, Brooklyn, NY 11220, e-mail: norma.i.mendez@citigroup.com, or send a fax to (718) 765-6734.
    This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

    About Pacific Energy:

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is currently engaged in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada. Pacific Energy currently generates revenues by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.
    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004.
    For additional information, please visit the Pacific Energy Partners, L.P. website at www.PacificEnergy.com.


    CONTACT: Pacific Energy Partners, L.P.
             Aubrye Harris, 562-728-2871
             Manager, Investor Relations
             fax: 562-728-2881
             email: aharris@PacificEnergy.com